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                                                                   Exhibit 99(a)

Company Contact:
Discovery Partners International
Chief Executive Officer  Chief Financial Officer
Riccardo Pigliucci       Craig Kussman
(858) 552-3639     (858) 552-3639
ir@discoverypartners.com


FOR IMMEDIATE RELEASE

Discovery Partners International, inc. adopts shareholder rights plan

San Diego, CA - February 14, 2003 - Discovery Partners International, Inc. (Nasdaq: DPII) announced today that on February 13, 2003 its board of directors adopted a Shareholder Rights Plan. The plan is similar to plans adopted by many other companies and was not adopted in response to any current attempt to acquire the Company.

The Plan is designed to enable Company shareholders to realize the full value of their investment by providing for fair and equal treatment of all stockholders in the event that an unsolicited attempt is made to acquire the Company. Adoption of the stockholder rights plan is intended to guard stockholders against abusive and coercive takeover tactics.

Under the stockholder rights plan, stockholders of record as of the close of business on February 24, 2003, will receive one right to purchase a fractional share of preferred stock of Discovery Partners International, Inc. The rights will be issued as a non-taxable dividend and will expire ten years from the date of the adoption of the rights plan, unless earlier redeemed or exchanged. The rights are not immediately exercisable and will become exercisable only upon the occurrence of a person or group acquiring fifteen percent or more of Company common stock. If a person or group acquires 15 percent or more of Company common stock, then all rights holders except the acquirer will be entitled to acquire Company common stock at a significant discount. The intended effect will be to discourage acquisitions of fifteen percent or more of Company common stock without negotiation with the board of directors.

Further details of the stockholders rights plan are outlined in a letter that will be mailed to stockholders as of the record date. In addition, a copy of the rights plan will be filed with the Securities and Exchange Commission as an exhibit to a Company report on Form 8-K.

About Discovery Partners

Discovery Partners International, Inc. has become a leader in drug discovery collaborations by offering integrated services and products that span the drug discovery continuum including target characterization, high throughput screening, lead generation, lead optimization, high throughput synthesis automation, and gene expression analysis. Discovery Partners is headquartered in San Diego, California and has operations in the United States and Europe. For more information on Discovery Partners International, Inc., please visit the Company's website at http://www.discoverypartners.com.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Discovery Partners' actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners' operations, development efforts and business environment, including integration of acquired businesses, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and

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other risks and uncertainties more fully described in Discovery Partners' annual report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission and Discovery Partners' other SEC reports.

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